A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bulldog Technologies Inc. (A Development Stage Company)

We consent to the use of our report dated October 7, 2003, on the balance sheet of Bulldog Technologies Inc. (A Development Stage Company), as of August 31, 2003, and the related statements of operations, cash flows and stockholders' deficiency from September 23, 1998 (Date of Incorporation) to August 31, 2003, included in this Form SB-2 dated September 30, 2005. We also consent to the reference to our firm under the heading "Experts" in this Form SB-2. Our report dated October 7, 2003 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

“Amisano Hanson”
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
September 30, 2005

05/O/BULLDOGBC.SB-2.CONS

750 West Pender Street, Suite 604 Telephone: 604-689-0188
Vancouver Canada Facsimile: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net